ROYALTY AGREEMENT

     THIS ROYALTY AGREEMENT is made effective September 14, 1998, between CHANNEL FREEZE TECHNOLOGIES, INC., a Nevada Corporation, ("Company" or "Assignee"), and SIR WORLDWIDE, LLC, a California Limited Liability Corporation ("Assignor ").


     Whereas, Assignor is engaged in the designing, engineering, performing research and development related to, manufacturing and selling of highly efficient automated machinery for freezing ice, food, food by-products, non-foods, freeze-thawed residual products, thermal energy storage, making recreational snow, and other applications not yet defined which incorporate the Intellectual Property and is commonly referred to as "Channel Ice" or "Channel Ice Technologies", but excluding the Intellectual Property of PowerCold. "CIT Units" or "Channel Ice Technology Units"," (hereinafter known as ""CIT Units" or "Channel Ice Technology Units"").

     Whereas, the "CIT Units" or "Channel Ice Technology Units" are manufactured by a secret process and formula owned by, and lawfully known only to, Assignor.

     Whereas, Assignor desires to increase the distribution, sale and use of "CIT Units" or "Channel Ice Technology Units" and to be relieved of the manufacture, promotion, distribution and sale thereof, which functions Company desires and is willing to perform.

     Now, therefore, in consideration of the above premises, the covenants hereinafter recited and the faithful performance of the same, and for other good and valuable consideration, it is agreed as follows:


     1. Assignor will disclose, assign and quitclaim their secret method, secret formula designs, and secret "know-how" for the manufacture of "CIT Units" or "Channel Ice Technology Units" to Company, so that the Company can manufacture "CIT Units" or "Channel Ice Technology Units".

     2. Assignor hereby grant Company the exclusive right to manufacture and sell "CIT Units" or "Channel Ice Technology Units" throughout the world in accordance with said secret method, formula and "know-how", together with title, free and clear of all encumbrances, liens, mortgages, security interests, or encumbrances of any nature for: (i) U.S. Patent No. 5,029,453;
(ii) all trade secrets, patents, patent applications, "know-how" and technology used by Assignor in connection with its "CIT Units".

     3.   Assignor hereby assign and transfer unto Company the entire right, title and interest in and to the trademark "CIT Units" or "Channel Ice
Technology Units", all intellectual property, including patents, licenses, copyrights, "know-how" and assign all rights in and to any patents, licenses, copyrights, "know-how" (whether Federal or State) as they relate to the business and assets of Assignor, and the good-will of the business in connection with which the marks "CIT Units" or "Channel Ice Technology Units", are used and Company agrees that upon the default of this agreement, that all said trademark rights and said good-will will revert to Assignor and Company will forthwith re-assign to Assignor the entire right, title and interest in and to the said trademark "CIT Units" or "Channel Ice Technology Units", the good-will of the business in connection with which the mark is used, and any and all registrations of the trademark "CIT Units" or "Channel Ice Technology

Units" in the United States and foreign countries. Company also agrees that it will advertise and sell "CIT Units" or "Channel Ice Technology Units", solely under the trademark "CIT Units" or "Channel Ice Technology Units" and that it will prominently display the trademark insofar as practical by label or otherwise upon all inserts and all containers in which "CIT Units" or "Channel Ice Technology Units", are packaged for sale.


     4. Company agrees that it will compensate Assignor as follows: Ten Percent Net Fee Payment. A fee payment of ten percent (10%) of the net gross invoice price on all Channel Ice Technology Units sold to distributors; or
(ii) Thirteen Percent Net Sales Fee Payment. A fee payment of thirteen percent (13%) of the net gross invoice price on all Channel Ice Technology Units sold at the base price; and (iii) Five Percent Net Sales Royalty. A royalty agreement, to be attached as Exhibit G, which agreement shall provide SIR Worldwide a royalty payment of five percent (5%) of the net gross invoice price on all Channel Ice Technology Units and related materials for the life of SIR Worldwide patents.

 For purposes of this agreement, the following definitions will apply:

     (a) "The Business" or "CIT Business" means solely Seller's business of designing, engineering, performing research and development related to, manufacturing and selling of highly efficient automated machinery for freezing ice, food, food by-products, non-foods, freeze-thawed residual products, thermal energy storage, making recreational snow, and other applications not yet defined which incorporate the Intellectual Property and is commonly referred to as "Channel Ice" or "Channel Ice Technologies", but excluding the Intellectual Property of PowerCold.

     (b) "Business Information" means financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and other information relating to the Business.

     (c) "CIT Equipment" or "CIT Units" or "Channel Ice Technology Units" means Channel Ice equipment manufactured by Buyer which is covered by some or all of the claims of the Patents or Patent Application.


     (d) "Intellectual Property" means all of Seller's right, title and interest in and to (a) the domestic and foreign patents, patent applications, patent disclosures and improvements thereto relating to the CIT Business as set forth in Exhibit "A"; (b) domestic and foreign trademarks relating to the CIT Business; and the good will associated there with and registrations and applications for registration thereof: and (c) trade secrets and confidential business in formation (including ideas, formulas' compositions' inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications. designs, plans. Proposals, technical data and copyright table works used for the CIT Business.

     (e)  Net Gross Invoice Price" or "Net Sales" means payments received from customers by Purchaser less commissions to non-employee agents, export preparation, inland freight and forwarding fees, import and export duties, tariffs, taxes, accessments, levies and other government charges, ocean freight, shipping insurance, discounts and all warranty work performed during relevant warranty period. All such commissions, fees, expenses and other deductions from payments received from customers by Purchaser or PowerCold to

develop "Net Gross Invoice Price" or "Net Sales" for purposes of this Agreement must be itemized or separately invoiced by Purchaser.

     (f) "List Price" means price as listed for end user or retail sales. For purposes of this Agreement, all sales are either at "List Price" or "Distributor Price".


     (g) "Distributor Price" means price as listed for distributors for resale, which is discounted from retail sale price or "List Price". For purposes of this Agreement, all sales are either at "List Price' or `Distributor Price".

     (h)  "Base Price" means the same as "List Price".

     (i) "Fee Payment" means additional consideration apart from royalty and installment payments to be paid to Seller based upon a percentage of sales.

     (j) "Installment Payment" means payments to Seller by Purchaser for each $1,000,000 in sales up to a maximum total "Installment Payments" as specified in the Agreement. For each installment payment, Purchaser will receive an additional percentage ownership of Channel Ice Technologies.


     (l) "Taxes" mean any and all taxes, charges, fees, levies or other assessments including gross receipts, excise, real or personal property, sales, use, service, license, of any taxing authority (whether domestic or foreign, including any federal, state, county, local or foreign government or any subdivision or taxing agency thereof(including a U.S possession), and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, and such taxes, charges, fees, levies or other assessments.


     5. Company agrees to keep complete and accurate accounts of all data required for the computation of the license fee or royalty referred to in Paragraph 4 hereof, and on or before the last day of June, September, December and March of each year transmit to Assignor a statement in writing showing in reasonable detail the amount of the license fee or royalty accruing during the preceding quarter-annual period, together with the remittance for the amount accruing for such period. The first quarter-annual period shall comprise the months of April, May and June; the second quarter-annual period, the months of July, August and September; the third quarter-annual period, the months of October, November and December; and the fourth quarter-annual period, the months of January, February, and March.

     6. Company agrees that Assignor, or their authorized agent, from time to time shall have the right to examine its books and records to such extent as may be necessary to determine the accuracy or inaccuracy of any royalty statements submitted by Company to Assignor, provided that Assignor shall pay the expense thereof and shall not request more than two audits in any one calendar year. In case of any dispute as to the amount of royalty due, Assignor may select any independent, nationally known auditing firm, at Company's expense, to check shipments and verify the account, and Company agrees to accept and make payment on quantities so certified by said nationally known firm of auditors.

     7. Company agrees to use its best efforts to further the manufacture and sale of "CIT Units" or "Channel Ice Technology Units", and to maintain an

efficient organization for the manufacture and promotion of the sale of "CIT Units" or "Channel Ice Technology Units",. The manufacture, pricing and sales promotion of "CIT Units" or "Channel Ice Technology Units", shall be completely controlled by Company. Company agrees to maintain adequate product liability insurance on all "CIT Units" or "Channel Ice Technology Units", sold.


     8. Company agrees that all "CIT Units" or "Channel Ice Technology Units", will be manufactured by Company.

     9. Assignor agree that during the life of this contract, or any extensions thereof, it will not disclose to any other party the method of preparation of "CIT Units" or "Channel Ice Technology Units", the formula used therein and the "know-how" relating to the manufacture of "CIT Units" or "Channel Ice Technology Units", and will not engage in the distribution of "CIT Units" or "Channel Ice Technology Units" except through Company.

     10. Assignor agrees that if it, or any of its employees, makes, develops or invents improvements on the method, formula or "know-how" relating to "CIT Units" or "Channel Ice Technology Units" as disclosed to Company by Assignor, such improvements shall be maintained strictly secret and promptly be assigned and disclosed to Company by Assignor and Company will pay Assignor the same royalties as specified in this contract, Paragraph 4, on any and all such product made in accordance with any such improvements and sold or shipped by Company to fill orders. Nothing in this contract shall prevent Company from developing or marketing any other product not having as its basis the said process, formula, "know-how" and improvements thereof and which is the result of developments by any of the partners, any Company employees, or based upon disclosure to Company by other individuals or firms.



     11. Assignor will use its best effort to assist the Company in the sale, manufacture, and marketing of any lots of "CIT Units" or "Channel Ice Technology Units" through contacts now available to Assignor.

     12. This agreement shall be subject to termination by mutual consent of Company and Assignor upon default by the other party in the performance of any of the terms, conditions or covenants of this agreement and failure to remedy said default within thirty (30) days after notice or demand, or if Company shall become bankrupt or insolvent or if a receiver shall be appointed for Company or for the assets of Company, then Assignor may at their option terminate this agreement forthwith. Termination of this agreement in any manner shall not discharge the liability of Company for royalties accrued or unpaid at the time of such termination.


     13. Assignor will designate an agent or agents to deal with Company on all secret matters appertaining to "CIT Units" or "Channel Ice Technology Units" and will give Company a certified copy of such designation and such agent or agents shall have the right to inspect Company's laboratory notes relating to the manufacture of "CIT Units" or "Channel Ice Technology Units".

     14. Time is of the essence of this contract, and if the Company shall fail or refuse to promptly and in manner as herein provided perform any condition or covenant of this contract on their part to be performed, or should the Company become insolvent or adjudicated a bankrupt or make a general

assignment for the benefit of their creditors, in any such event the Assignor shall have the following options:

     (a) The Assignor may elect to affirm this contract and sue either at law or in equity to recover the entire balance then remaining due and unpaid, together with any and all other amounts due under the terms of this contract; and enforce any and all security given to them by operation of law to secure the payment of said amount; or

     (b) The Assignor may forfeit this Royalty Agreement and re-enter and take possession of said "CIT Units" or "Channel Ice Technology Units" and retain all amounts theretofore paid as a royalty or license fee herein and retain the benefit of all improvements and all work done upon said "CIT Units" or "Channel Ice Technology Units" as liquidated damages.


     Provided, however, before either option be exercised by the Assignor, they shall serve upon the Company a written notice specifying the default and complaint and requiring compliance with the terms of this contract within 30 days after service of said notice.

     If the Company shall comply with said notice and the terms of this Royalty Agreement within said period of time, the default shall be deemed corrected, but if they shall not comply, then the default shall be deemed complete at the expiration of said 30 day period and the Assignor may forthwith proceed under either option.

     IN WITNESS WHEREOF, the parties have executed this Agreement the first date above written

                              ASSIGNOR:


                                             SIR WORLDWIDE, LLC

                                             By: /s/John S. Scherer
                                                ---------------------
                                                       John S. Scherer
                                             Title:    President

ATTEST: /s/T.L. Thomas




                              COMPANY:

                                             CHANNEL FREEZE TECHNOLOGIES, INC.


                                             By: /s/George C. Briley
                                                ---------------------
                                                       George C. Briley
                                             Title:    President

ATTEST: /s/Francis L. Simola